Exhibit 99.1

                           Allis-Chalmers Corporation
                               4180 Cherokee Drive
                              Brookfield, WI 53045


                                                              May 9, 2001
Pension Benefit Guaranty Corporation
c/o Pacholder Associates, Inc.
8044 Montgomery Road, Suite 382
Cincinnati, OH  45236

         Re: Allis-Chalmers Corporation

Ladies and Gentlemen:

         Reference is made to (i) the Agreement (the "Agreement") dated February 28, 1999, by and between Allis-Chalmers Corporation ("A-C") and the Pension Benefit Guaranty Corporation (the "PBGC"), individually and as trustee of the Allis-Chalmers Consolidated Pension Plan (the "Plan"), (ii) the Lock-Up Agreement (the "Lock-Up Agreement") dated March 31, 1999, entered into in connection therewith, and (iii) the Registration Rights Agreement (the "Registration Agreement") dated March 31, 1999, entered into in connection therewith. We have provided you with a copy of the Agreement and Plan of Merger to be dated on or about the date hereof, pursuant to which A-C proposes to issue to the shareholders (the "Shareholders") of OilQuip Rentals, Inc., an aggregate of 10,000,000 shares of its Common Stock ("A-C Common Stock") in consideration of 100% of the outstanding stock of OilQuip Rentals, Inc. (the "Merger"). In connection therewith, the PBGC, individually and as trustee of the Plan, hereby agrees with A-C as follows:

      1. The Merger constitutes an "acquisition" and the A-C Common Stock delivered to the OilQuip Shareholders in connection with the Merger constitutes a "purchase price" in excess of "Ten Million Dollars" (based on the public trading information available with respect to the A-C Common Stock), as each of the foregoing terms is used in the definition of "Release Event" set forth in the Agreement.

      2. The Merger, when consummated, constitutes a Release Event within the meaning of the Agreement. On the date of consummation of the Merger, which event shall constitute the Release Event Date, the PBGC shall comply with Section 2.3(b) of the Agreement.

      3. Upon consummation of the Merger, the PBGC shall be entitled to designate one person to serve on the Board of Directors of A-C and to fill any vacancies created by the departure of any such person (the "PBGC Director") so long as the PBGC beneficially owns at least 117,020 shares of the A-C Common Stock. The initial PBGC Director shall be David Groshoff. A-C shall cause the PBGC Director to be renominated at each annual meeting of A-C

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stockholders held after the date hereof, so long as the PBGC certifies that it owns the requisite number of shares.

      4. The PBGC Director shall be entitled to receive any compensation, whether structured as annual fees, meeting fees, stock options or otherwise, provided to other outside directors, as such compensation may be determined by the Board of Directors of A-C. The PBGC hereby consents to the payment of $7,500 to Richard Lichtenstein for his service as a director of A-C, payable upon his resignation as a director.

      5. Notwithstanding anything to the contrary set forth in the Agreement, the covenants, agreements and obligations undertaken by A-C in the Agreement shall automatically terminate upon consummation of the Merger, except that the proviso to the first sentence of Section 6.12 and the second sentence of Section
6.12 of the Agreement shall continue after the consummation of the Merger in accordance with their respective terms (except as set forth in paragraph 6 below).

      6. The Registration Agreement is hereby amended to provide that, during the twelve (12) month period immediately following the Merger, A-C shall be required to file a registration statement at the request of the Holders under the Registration Agreement only on Form S-3 or any successor form and only to the extent it is then eligible to use such form. After such twelve (12) month period, A-C shall be required to file registration statements at the request of the Holders under the Registration Agreement on Form S-1 or S-2 as provided therein. A-C is not currently eligible to utilize Form S-3 in connection with the sale of shares of A-C Common Stock by the PBGC.

      7. Upon consummation of the Merger, the Lock-Up Agreement shall automatically terminate pursuant to the termination agreement attached hereto.

      8. As the Merger will create restrictions on the use of A-C's net operating loss carryforwards, the Board of Directors of A-C has terminated the transfer restrictions set forth in Article XIII of A-C's Amended and Restated Certificate of Incorporation, effective upon the approval by the stockholders of A-C of the amendments to its certificate of incorporation and the filing thereof with the Secretary of State of the State of Delaware.

      9. Attached hereto is a copy of the Agreement and Proxy which the PBGC has agreed to execute and deliver to OilQuip, and the execution and delivery of which is a condition to OilQuip's obligation to consummate the Merger.


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      10. The PBGC acknowledges that OilQuip and the Shareholders are relying on this letter in consummating the Merger.

         Please execute and return to the undersigned the attached Agreement and Proxy and the attached copy of this letter to indicate your agreement with the foregoing.

                                                  Sincerely,



                                                  /s/  John T. Grigsby, Jr.
                                                  ----------------------------
                                                  John T. Grigsby, Jr.,
                                                  Chief Financial Officer


Agreed and Acknowledged:

Pension Benefit Guarantee Corporation

By:      /s/  Hazel Broadney
         -----------------------
         Hazel Broadney
         Acting Chief Financial Officer